Exhibit 10.1

CONSULTING SERVICES AGREEMENT

Consulting Services Agreement (“Agreement”), dated as of July 13, 2017, by and between RigNet, Inc. (“RigNet”) and, together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”) and William D. Sutton (“Executive”) and CB Sutton Co, LLC, dba Sutton and Associates, (“Consultant”).

WHEREAS, in connection with his retirement from active service, Executive has voluntarily resigned his position with the Company effective at the close of business on June 23, 2017 (“Employment Termination Date”), and the Company has accepted his resignation as of such date;

WHEREAS, the Company and Executive desire to set forth certain agreements and understandings regarding, among other things, (1) Executive’s voluntary termination of employment with the Company, (2) certain benefits the Company has agreed to provide to Executive upon termination of employment and (3) the parties mutual release of any and all claims against the other;

WHEREAS, in connection with Executive’s retirement, the Company wishes to continue to benefit from Executive’s knowledge and experience by retaining Consultant (which shall provide the Services (as defined below) of the Executive) to perform consulting services and by requiring Executive to fulfill certain other duties and obligations under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Retirement and Resignation. Effective as of the Employment Termination Date, Executive has resigned from active employment with the Company as Senior Vice President and General Counsel and all other appointments and offices held by Executive with the Company. In connection with Executive’s retirement on the Employment Termination Date:

a.	On the Employment Termination Date, the Company shall pay Executive his unpaid base salary through the Employment Termination Date plus any accrued but unused vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in the Company’s written vacation policy then in effect and any business expenses incurred by the Executive prior to the Employment Termination Date in accordance with Company policies.

b.	On the Employment Termination Date, Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan and life insurance premium programs) shall cease, except as otherwise expressly provided in this Agreement or in the applicable Company plan. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company plan or other agreement.

c.

Until such time as Executive has qualified for Medicare coverage, the Company will offer Executive the opportunity to receive continuation coverage for Executive and Executive’s eligible dependents under the Company’s medical, dental and vision plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Employment Termination Date. Executive will be subject to all COBRA eligibility requirements and will be

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responsible for applying for COBRA coverage and paying the applicable premiums. Company will promptly provide to Executive full details of the process and forms for applying for COBRA coverage upon the execution of this Agreement.

2.	Return of Information. Executive and Company agree that Executive has returned to the Company all Company property required to be returned, including, but not limited to, all originals of Company documents or records, as well as all computer-related equipment, hardware, software, files, disks, keys, credit cards, and access cards. Company has agreed to allow Executive use of his laptop computer for the duration of this Agreement, provided that Executive will promptly return the laptop within 10 business days of the termination of this Agreement. Company further agrees to provide Executive access to those files, records and to certain agreed subscription services to which Executive had access while in the active employment of Company to facilitate Executive’s provision of Services hereunder. Company will provide an email account and access to the Company’s normal email system for the provision of Services.

3.	Consulting Services.

a.	Capacity. Commencing on June 23, 2017, Company and Consultant agree that Company has engaged Consultant to provide consulting services and transition assistance to the management of the Company primarily related to those matters for which Executive was responsible during his tenure with the Company and as may be requested from time to time by the Company, it being agreed that such services will be consulting in nature and shall not be legal advice or tax advice (hereinafter, the “Services”). Consultant agrees to, among other things, facilitate an orderly transition of responsibilities and information to the Company’s new General Counsel.

b.	Term and Operation. The terms of the consulting Services under this Agreement will commence on the Employment Termination Date and will continue until, and will end upon the Consultant’s Last Service Date. Consultant’s “Last Service Date” shall be June 23, 2020, subject to any earlier termination of this Agreement. The period between the Employment Termination Date and the Last Service Date, is hereinafter referred to as the “Consulting Period”.

c.	Time Commitment. During the Consulting Period, Consultant shall (i) dedicate the amount of time and attention which the parties agree to be reasonably necessary to perform the Services, (it being contemplated that the Services will not involve more than 20 hours per month) and (ii) perform the Services at such locations as Consultant reasonably deems appropriate. Consultant and Company will reasonably accommodate schedules so that the timing of the provision of Services under this Agreement both meet the Company’s requirements and do not unreasonably prevent Consultant from providing services to others.

d.	Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and documented expenses incurred by Consultant in the performance of the Services in accordance with the Company’s policies and procedures in effect from time to time. Executive agrees to provide proper documentation for such expenses as required by the Company’s policies. Company will reimburse approved expenses within 30 days of the date of submission.

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e.	Independent Contractor. In rendering the Services described herein, Consultant will at all times be and remain an independent contractor. Consultant will be free to exercise its own judgment as to the manner and method of providing the Services to the Company, subject to applicable laws and safety requirements reasonably imposed by the Company. Consultant and Executive acknowledge and agree that, during the term of this Agreement, Executive will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor, unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country, and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that, as an independent contractor, Consultant shall be required, during the term of this Agreement, to pay any applicable taxes on the amounts payable to him under this Agreement attributable to the Services.

4.	Restrictive Covenants.

Executive understands and agrees that:

i.	the purpose of this Paragraph 4 is to protect the Company’s legitimate business interests, including, but not limited to, the Company’s Confidential Information, customer relationships and goodwill, all of which contribute to the Company’s competitive advantage and the restrictive covenants contained in this Agreement are necessary to protect the Company’s legitimate business assets and interests, and they are reasonable in time, territory, and scope, and in all other respects;

ii.	the restrictive covenants contained in this Agreement constitute a material inducement to the Company entering this Agreement, without which the Company would not have entered into this Agreement to engage the Executive on the terms and conditions stated herein; and

iii.	the covenants set forth in this Paragraph 4 are essential elements of this Agreement and shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not excuse the Executive’s breach, or constitute a defense to the enforcement by the Company, of these restricted covenants. The Company and the Executive have had the opportunity to independently consult with their respective counsel for advice in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Company.

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Therefore, to the fullest extent permitted by applicable law, the Executive agrees to the restrictions set forth in this Paragraph 4 and all subparagraphs as follows:

a.	Executive acknowledges that, given the position that he has held with the Company, he has had access to and he has acquired Confidential Information, and will continue to have access to and acquire Confidential Information during the Consulting Period. “Confidential Information” means any information that is, or should reasonably be understood to be, confidential or proprietary to the Company, including, but not limited to all information Confidential Information refers to any information, not generally known in the Business, which was obtained from the Company and its affiliates, or which was learned, discovered, developed, conceived, originated or prepared by Executive in the scope of his employment. Executive also recognizes that a portion of the business of the Company is dependent on trade secrets (“Trade Secrets”). Confidential Information and Trade Secrets include, but are not limited to, any information, whether tangible or intangible and in whatever medium, relating directly or indirectly to any proposed or existing business systems, strategies and models, proposed acquisitions, joint ventures or other strategic transactions, pricing strategies, technical data or know-how, finances, research, development, clients, customers, prospective clients and customers, contractual relationships, markets, marketing or business plans, manufacturing, personnel, products, services, formulas, inventions, processes, formulations, extracts, techniques, equipment, methods, designs, and drawings or engineering concepts of the Company and its affiliates, whether created, produced, manufactured, discovered, licensed, utilized, under development or otherwise obtained by the Company and its affiliates through contractual or other relationships, as well as all information generated by the Company and its affiliates that contains, reflects, or is derived from such information, which contains or otherwise reflects or is generated from such information and any other information which is identified as confidential by the Company. Executive acknowledges and agrees that the Confidential Information and Trade Secrets the Company is providing Executive under this Agreement is new Confidential Information and Trade Secrets to which Executive did not have access or knowledge of prior to signing this Agreement. The protection of this new Confidential Information and Trade Secrets, as well as past Confidential Information and Trade Secrets that became known to Executive during employment with the Company up to the Last Service Date, against unauthorized disclosure or use is of critical importance to the Company. Accordingly, Executive agrees that he will maintain in confidence and shall not disclose or use (other than in the provision of Services to Company under this Agreement), either during or after the Last Service Date, any past or new Confidential Information and Trade Secrets belonging to the Company and its affiliates.

Executive further acknowledges that the Company has a legitimate and significant business interest in preventing the unauthorized disclosure of the Confidential Information. Accordingly, Executive shall not, without the prior written consent of the Company or unless in connection with the performance of Services, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, for any reason or purpose whatsoever, any Confidential Information, except when required to do so by a court of competent jurisdiction or any Governmental Authority, in any case, with jurisdiction to order the Executive to divulge, disclose or

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make accessible such information. If Executive becomes compelled to disclose any Confidential Information in the circumstances described in the preceding sentence, Executive shall: promptly provide the Company’s Chief Executive Officer with written notice thereof, so as to permit the Company to seek a protective order or other appropriate remedy, and Executive shall cooperate with the Company in its efforts in connection therewith; and disclose only that portion of the Confidential Information that Executive is advised by his counsel (which counsel will be reasonably acceptable to the Company and the reasonable costs and expenses of which will be borne by the Company) Executive is legally required to disclose and shall use reasonable efforts to have such disclosed Confidential Information accorded confidential treatment.

b.	Executive and Company further agree that neither party shall disparage or defame the other in any manner. For purposes of this paragraph, the p Company, shall include the Company or any of their past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates, parent entities, subsidiaries, successors, assigns and other representatives, and anyone acting on their joint or several behalf, or any aspect of his employment with the Company.

c.	During the Consulting Period and for one (1) year after the date of the termination of the Consulting Period for any reason, Executive covenants and agrees that:

i.	Executive shall not directly or indirectly solicit or induce, or attempt to induce, any employee, consultant, customer or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

ii.	To the maximum extent permitted by law, for a period of one year after the Employment Termination Date, Executive agrees that, without the prior written consent of the Company, Executive shall not directly or indirectly, within the Geographic Area, whether as an owner, employee, officer, director, investor, independent contractor, consultant, or otherwise, in any job function or capacity, participate or engage in the Business, or work for or provide services to any person, partnership, entity, business, association, or corporation engaged or involved in the Business within the Geographic Area. The Geographic Area means the states of Texas, Louisiana (within the parishes listed in Exhibit A), Colorado, Wyoming, or any other state in the United States or any other country worldwide in which the Company engages in Business on, or has engaged in Business within two years before, the date of Executive’s termination from the Company. Nothing in this Agreement prohibits Executive from owning a passive investment interest of less than 5% in a publicly traded company. Executive acknowledges that the foregoing non-competition covenant may restrict his ability to work for certain companies, but that he will receive sufficient consideration from the Company hereunder to justify such restriction and that the restriction is reasonable.

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d.	Executive agrees that any breach of the covenants contained in this Paragraph 4 would irreparably injure the Company and that their remedies at law would be inadequate. Accordingly, in the event of any breach or threatened breach of this Paragraph 4, the Company, in addition to any other rights and remedies available at law or in equity, shall be entitled to an injunction (and/or other equitable relief), restraining such breach or threatened breach. The rights and remedies under this Agreement provided to the Company shall be cumulative and shall be in addition to any other rights or remedies available at law, in equity or under this Agreement.

5.	Commitment to Provide Assistance and Other Obligations.

a.	In addition to any other obligations of the Executive under law or any other agreement with the Company, in consideration of this Agreement, Executive specifically agrees that:

i.	All data, records and other written material prepared or compiled by Consultant and/or Executive for Company in the provision of Services, furnished directly or indirectly to Executive by the Company or its affiliates, or to which Executive may have access while providing Services to the Company, shall be the sole and exclusive property of the Company, and none of such data, documents or other information, or copies thereof, shall be retained by Executive upon termination of the Consulting Period, except for the purpose of demonstrating Consultant’s or Executive’s compliance with this Agreement, or otherwise for the purpose of complying with applicable legal or ethical requirements. Executive shall deliver promptly to the Company at termination, all materials provided by Company to Executive including Company Confidential Information and Trade Secrets. Any Company Confidential Information and Trade Secrets incorporated into reports created by Executive may be retained by Executive in the same format for archival purposes or proof of services, but subject to strict obligations of confidentiality. Executive shall not use or disclose any such Confidential Information or Trade Secrets except in performance of this Agreement or proceedings related thereto.

ii.

Consultant and Executive, will use reasonable best efforts to promptly assist the Company with any of its reasonable requests for information related to Executive’s former job responsibilities and activities, it being understood by Company that during the consulting period Consultant and Executive will be engaged in other business activities and professional assignments unrelated to Company. Company acknowledges and agrees that its requests for Consultant’s and Executive’s Services will be reasonable in time and scope. Further, the parties will coordinate in good faith to accommodate the timing of the provision of Services under this Agreement. Consultant, acting through Executive, agrees to respond in good faith to any telephone calls and/or information requests from the Company. Consultant represents that it will use reasonable best

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efforts to initiate a response to Company requests as soon as practicable, and absent unusual circumstances, no later than five (5) business days of the request. Executive further agrees to cooperate with the Company to the extent reasonably required in all matters relating to the winding up of his pending or ongoing work assignments on behalf of the Company and the orderly transfer of any such pending or ongoing work as requested by the Company. In addition to the foregoing, Executive shall reasonably cooperate with the Company in the prosecution or defense of any lawsuits or administrative proceedings as may be requested by Company. Executive’s cooperation shall include making himself available to provide written or oral sworn testimony, assisting in the preparation of the defense of such proceeding, and providing any documentation in his possession or control that relates to such proceeding.

iii.	In the event that a party breaches this Agreement by its failure to timely perform its obligations, the injured party shall provide written notice of the deficiency to the breaching party, and the breaching party will have ten (10) business days to cure the breach. If, after 10 days from the receipt of the notice, the breach is not remedied, the injured party may terminate the Agreement upon written notice to the other party.

e.	If any of the provisions of this Paragraph 4 are determined by a court of law to be excessively broad, whether as to geographical area, time, scope, or otherwise, such provision shall be reduced to whatever extent is reasonable and shall be enforced as so modified. Any provisions of this Paragraph 4 not so modified shall remain in full force and effect.

5.	Consideration.

a.	In exchange for Executive’s obligations under this Agreement:

i.	The Company shall take such action as may be necessary so that solely for purposes of Executive’s stock option awards, Executive shall not be deemed to have terminated employment, and Executive shall be permitted to exercise any vested and unexpired stock options until Executive’s Last Service Date as defined in Section 3 above; however, such stock options shall continue to expire in accordance with the expiration date set forth in the applicable stock option award agreement. Nothing contained herein shall have the effect of extending any stock option expiration date beyond the expiration date set forth in the applicable stock option award agreement.

ii.	The Company shall take such action as may be necessary so that solely for purposes of Executive’s unvested RSA and RSU awards, Executive shall not be deemed to have terminated employment, and Executive’s unvested RSAs and RSUs shall continue to vest according to the vesting schedule set forth in the applicable award agreement until Executive’s Last Service Date as defined in Section 3 above. Any unvested RSAs and RSUs as of the Last Service Date shall be immediately forfeited.

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iii.	Executive shall be entitled to receive a number of shares of stock calculated in accordance with the performance metrics applicable to the relevant performance period and as set forth in the applicable Performance Unit Award Agreements and pro-rated based on the number of days Executive was employed by the Company in 2017. Any such determination by Company will be made no later than 90 days after the end of the year for the which the calculation is made and shall be provided to Executive in writing with the applicable calculations clearly defined.

iv.	Executive shall be entitled to receive a pro-rated amount equal to the annual bonus that would have been paid to the Executive had he remained employed with the Company through the end of the calendar year in which Executive’s employment terminates, to be calculated based on the level of achievement of the Company’s financial targets under the 2017 Short-Term Incentive Plan (“STIP”) at the end of the calendar year without the application of any modifier that is based on individual performance and such bonus amount achieved, if any, shall be prorated based on a fraction, the numerator of which is the number of days of Executive’s employment with the Company during the applicable calendar year and the denominator of which is 365. Such prorated amount shall be paid during the immediately following calendar year, and not later than, when STIP participants are paid and shall be less any required taxes and withholdings. In accordance with the requirements of the Dodd-Frank Act, in the event the Company is required to restate its publicly filed financial statements for any reason, the Compensation Committee of the Company will review all incentive-based compensation awarded that was based on the restated financial statements and may require the Executive to return such compensation to the extent it would have been less based on the restated financial statements.

v.	The Company agrees to compensate Executive at a rate of $250 per hour for Services rendered to the Company during the first twelve (12) months of the Consulting Period and $350 per hour thereafter for Services rendered during the remainder of the Consulting Period. Executive shall submit an invoice to the Company for Services performed by the Consultant on a monthly basis with payment due to Consultant within 30 days of the Company’s receipt of invoice.

vi.	For the avoidance of doubt, in the event that the Company terminates this Agreement for any reason other than Executive’s uncured breach of this Agreement, the vesting set forth in the preceding subparagraphs 5 (a) (i) through (iv) shall continue in full force so that Executive does not forfeit the applicable award.

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6.	Taxes. The Company will issue appropriate Internal Revenue Service forms for the benefits provided herein. Executive acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of such benefits. The Company may withhold such taxes from any payments to Executive hereunder as it determines is required by law. Executive understands that he must comply with any obligation to pay taxes on the proceeds received from the Company under this Agreement.

7.	Time for Acceptance; Revocation. Executive understands that Executive is being provided with a period of at least Forty-five (45) days to consider the terms of this Agreement, and in the event Executive decides to execute this Agreement in fewer than Forty-five (45) days, Executive acknowledges that Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this Agreement for a full Forty-five (45) days. Executive further acknowledges that Executive’s decision to sign the Agreement in fewer than Forty-five (45) was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the Forty-five (45) day time period. Executive further acknowledges that: (i) he may revoke his acceptance of this Agreement by notifying the Company in writing (by delivery of written notice to the person listed below) within seven (7) days after he signs and returns this Agreement. If Executive does not timely revoke his acceptance, this Agreement will become effective and enforceable on the eighth (8th) day after Executive signs and returns this Agreement (the “Effective Date”). Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the Forty-five (45) day consideration period.

Executive may accept this Agreement by signing and returning it to:

Shelly Buchman

Associate General Counsel & Corporate Secretary

RigNet, Inc.

15115 Park Row Blvd., STE 300

Houston, Texas 77084

8.	Acknowledgments. Executive acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by RigNet or its attorneys. Additionally, the parties acknowledge that any violation or threatened violation of any of the provisions of this Agreement could constitute a material breach of this Agreement. The parties further agree that in the event that a lawsuit is brought to enforce this Agreement, the prevailing party shall be entitled to its actual (but no special, indirect or consequential) damages, attorneys’ fees, costs, and such other and further relief to which the prevailing party may show itself justly entitled.

9.	Governing Law; Jurisdiction. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas (without regard to its conflicts of law principles). Each Party hereby submits to the jurisdiction and venue of the courts in Harris County, Texas for purpose of any litigation related to this Agreement and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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10.	Severability. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect, unaffected by such holding or determination. In addition, in any such event, the Parties hereto agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstance.

11.	Entirety of the Agreement. Except as provided in Paragraph 4(g), Executive agrees that this is the parties’ hereto entire agreement on the subject matter encompassed herein. This Agreement supersedes and replaces any other agreement between the parties with respect to Executive’s separation from employment and release of claims. There are no other agreements on that subject matter between Executive and any Released Party, whether spoken, implied or in writing. To the extent that any other spoken agreements or understandings may have existed prior to this Agreement, this Agreement fully takes the place of those prior spoken agreements or understandings

12.	Binding Effect. It is agreed and understood that this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors, and assigns.

13.	No Assignment. Executive shall not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.

14.	Execution Date. The parties hereto have executed this Agreement as of the dates set forth below.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Dated: July 13, 2017	CB Sutton Co., LLC d/b/a Sutton and Associates

/s/ William D. Sutton
William D. Sutton, Managing Member

Dated: July 13, 2017	William D. Sutton

	Signature:	/s/ William D. Sutton

RigNet, Inc.

Dated: July 13, 2017	Signature:	/s/ Steven Pickett
	Name:	Steven Pickett
	Title:	Chief Executive Officer and President

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EXHIBIT A

to the Agreement

between RigNet, Inc.

and the Executive

The following parishes in Louisiana are included in the Geographic Area applicable to the non-competition provision in Section 7(d).

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

DeSoto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

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Pointe Coupee

Rapides

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

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EXHIBIT B

Full and Final Release

This Full and Final Release, dated as of July 13, 2017 (“Release”), is by and between RigNet, Inc. (the “Company”) and William D. Sutton (the “Executive”).

1.	In exchange for, and as a condition to, the Company’s obligations under the Consulting Services Agreement, dated as of July 13, 2017, by and between the Company, Consultant and Executive (the “Agreement”), except as limited by paragraph 8 below, Executive does hereby RELEASE AND FOREVER DISCHARGE the Company and each of its present and former officers, directors, employees, affiliates, agents, representatives, successors and assigns (all of whom are hereinafter collectively referred to as the “Released Parties”) from any and all claims, demands, causes of action and liabilities, whether known or unknown, suspected or unsuspected, which Executive has, may have, or may claim to have, against the Released Parties arising from Executive’s employment, employment separation, or any and all causes, acts, omissions, or events (herein referred to collectively as “Released Claims”), however denominated, occurring prior to or contemporaneously with the execution of this Agreement. Without limiting the generality of the foregoing, it is understood and agreed that this release constitutes and includes a release by Executive of the Released Parties from any and all claims, grievances, demands, charges, liabilities, obligations, actions, causes of action, damages, costs, losses of services, expenses, and compensation of any nature whatsoever, whether based on tort, contract or other theory of recovery, on account of, or in any way growing out of Executive’s employment with or separation from RigNet, including, but not limited to, any claims arising under any of the following statutes: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Fair Labor Standards Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; 42 U.S.C. § 1981; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Texas Commission on Human Rights Act; the Texas Payday Law; the Texas Labor Code; the Texas Workers’ Compensation Act; and any other foreign, state or federal statute or regulation governing the employment relationship or Executive’s rights, or the Company’s obligations, in connection with any of the foregoing. This release also constitutes a release of any claim or cause of action for the following: invasion of privacy; intentional or negligent infliction of emotional distress; promissory estoppel; false imprisonment; defamation; negligent hiring, retention, and/or supervision; negligence or gross negligence; breach of express or implied contract; breach of any implied covenant; tortious interference with contract or business relations; misrepresentation; deceptive trade practices; fraud; and any other employment-related claims, or for any personal injuries, however characterized, or by virtue of any facts, acts or events occurring prior to or as of the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), or any other governmental entity with jurisdiction to regulate employment conditions or relations; however, Executive does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by the EEOC or any other governmental entity with jurisdiction to regulate employment conditions or relations.

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2.	Executive hereby acknowledges and agrees that this Release is a general release against the Released Parties, and Executive hereby expressly waives and assumes the risk of any and all claims for damages against any of the Released Parties that exist as of the date of this Agreement but of which he does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Executive’s decision to enter into this Agreement. Executive further hereby agrees that he is accepting the additional consideration contained herein as a full and complete compromise of any and all matters involving disputed issues of law and/or fact against the Released Parties, and that he assumes the risk that the facts or law may be otherwise than he believes.

3.	Neither the execution of this Release nor the performance of the consideration given for this Release shall constitute nor be deemed to be an admission of liability on the part of any party hereto, all of which is expressly denied.

4.	OWBPA Representations and Acknowledgments:

a.	This Release constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers Benefit Protection Act (“OWBPA”);

b.	Executive acknowledges that he has carefully read and fully understands all of the provisions of this Release, and Executive agrees that this Release is written in a manner that he understands;

c.	Executive acknowledges and understands that he is, through this Release, releasing RigNet from any and all claims he may have against RigNet and/or the Released Parties;

d.	Executive acknowledges and understands that in exchange for executing this Release, the benefits provided pursuant to the Agreement, as described therein, constitute consideration for this Release, in that they are benefits and things of value to which Executive would not have been entitled had he not signed this l Release;

e.	Executive declares that his agreement to all of the terms set forth in this Release is knowing and voluntary;

f.	Executive knowingly and voluntarily intends to be legally bound by the terms of this Release; and

g.	Executive acknowledges that he was advised and hereby is advised in writing to consider the terms of this Release and consult with an attorney of his choice prior to executing this Release; and Executive acknowledges and understands that rights or claims that may arise after the date this Release is executed are not waived.

5.	All provisions and portions of this Release are severable. If any portion or portions of this Release or the application of any provision or portion of this Release to any person, to any circumstance, or to any Claims, is determined to be invalid or unenforceable to any extent for any reason, the remaining provisions and portions of this Release shall be unaffected and shall continue to be enforceable to the fullest and greatest extent permitted by law.

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6.	Executive understands that this Release is being offered in the State of Texas and agrees that the laws of the State of Texas shall govern this agreement without respect to Texas conflict of law principles.

7.    In exchange for, and as a condition to, the Executive’s obligations under the Consulting Services Agreement, dated as of July 13, 2017, by and between the Company, Consultant and Executive (the “Agreement”), Company does hereby RELEASE AND FOREVER DISCHARGE the Executive and each of his heirs, successors, attorneys, representatives, successors and assigns (all of whom are hereinafter collectively referred to as the “Company Released Parties”) from any and all claims, demands, causes of action and liabilities, whether known or unknown, suspected or unsuspected, which Company has, may have, or may claim to have, against the Company Released Parties arising from Executive’s employment, employment separation, or any and all causes, acts, omissions, or events (herein referred to collectively as “Company Released Claims”), however denominated, occurring prior to or contemporaneously with the execution of this Agreement.

8. The release and discharge provided in paragraph 1 above shall not modify, amend or otherwise limit Executive’s rights to indemnification from the Company under Delaware law or under RigNet’s certification of incorporation or by-laws.

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IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Release in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

Dated: July 13, 2017	William D. Sutton

	Signature:	/s/ William D. Sutton

RigNet, Inc.

Dated: July 13, 2017	Signature:	/s/ Steven Pickett
	Name:	Steven Pickett
	Title:	Chief Executive Officer and President

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